Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of March 1, 2013 (the “Effective Date”), by and between WhaleShark Media, Inc., a Delaware corporation (the “Company”), and Jillian Balis, an individual (the “Executive”).

1.	EMPLOYMENT TERMS AND DUTIES

1.1 Employment. The Company hereby continues to employ Executive, and Executive hereby continues to accept employment by the Company, upon the terms and conditions set forth in this Agreement.

1.2 Duties. Executive shall serve as Senior Vice President, Marketing and shall report directly to the Company’s President and Chief Executive Officer (“CEO”). Executive shall have the authority, and perform the duties customarily associated with her title and office together with such additional duties as may from time to time be assigned by the CEO. During the term of Executive’s employment hereunder, Executive shall devote her full working time and efforts to the performance of her duties and the furtherance of the interests of the Company and shall not be otherwise employed.

1.3 Term. Subject to the provisions of Section 1.5 below, the term of employment of Executive under this Agreement shall commence on the Effective Date and shall continue until terminated by either party (the “Employment Term”). Upon termination of this Agreement, this Agreement shall expire and have no further effect, except as otherwise provided in Section 4.3 below.

1.4 Compensation and Benefits.

1.4.1 Base Salary. In consideration of the services rendered to the Company hereunder by Executive and Executive’s covenants hereunder and in the Company’s Proprietary Information and Inventions Agreement, during the Employment Term, the Company shall pay Executive a salary at the bi-monthly rate of $10,916.67 ($262,000.00 annualized) (the “Base Salary”), less statutory and other authorized deductions and withholdings, payable in accordance with the Company’s regular payroll practices.

1.4.2 Bonus Plan. Executive may be entitled to participate in the Company’s employee bonus plans as may be authorized by the Company’s Board of Directors (“Board”) from time to time (any bonus paid pursuant to such plans, the “Bonus”). For calendar year 2013, Executive’s annual aggregate target bonus base (the “Bonus Base”) will be equal to 35% of Executive’s then current Base Salary. The Bonus objectives will be created by the CEO, after consultation with Executive. The Bonus shall be less statutory and other authorized deductions and withholdings and payable at the times when other management bonuses are paid. Executive must be an employee at the time that Bonuses are paid to be eligible to receive a Bonus.

1.4.3 Benefits Package; Business Expenses. As an employee of the Company, Executive will be eligible to enroll in the Company’s benefit programs as they are established from time to time. Upon receipt from Executive of supporting receipts to the extent required by applicable income tax regulations and the Company’s reimbursement policies, the Company shall reimburse Executive for out-of-pocket business expenses reasonably incurred by Executive in connection with her employment hereunder.

1.4.4 Stock Options. The Company previously granted to Executive stock options in connection with her employment (the “Employment Options”), which are governed by the WhaleShark Media, Inc. 2007 Stock Option Plan, as amended (the “Plan”) and related option documents. On a Change in Control, twenty-five percent of any unvested shares subject to any equity grants issued to Executive by Company shall accelerate and vest and become exercisable in full, subject to Executive’s continued employment with the Company through the date of such event. For the purposes of this Agreement, “Change in Control” shall mean (i) a merger or consolidation or the sale, or exchange by the stockholders of the Company of all or substantially all of the capital stock of the Company, where the stockholders of the Company immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, in substantially the same proportion as before such transaction, or (ii) the sale or exchange of all or substantially all of the Company’s assets (other than a sale or transfer to a subsidiary of the Company as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended) where the stockholders of the Company immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring the Company’s assets, in substantially the same proportion as before such transaction.

1.5 Termination. Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the time of any such termination being the “Termination Date”):

1.5.1 Death or Disability. Immediately upon the death of Executive or a determination by the Company that Executive has ceased to be able to perform the essential functions of her duties, with or without reasonable accommodation, for a period of not less than 180 days, due to a mental or physical illness or incapacity, unless otherwise required by law (“Disability”) (termination pursuant to this Section 1.5.1 being referred to herein as termination for “Death or Disability”); or

1.5.2 Voluntary Termination. Thirty days following Executive’s written notice to the Company of termination of employment without Good Reason (as defined in Section 1.5.5); provided, however, that the Company may waive all or a portion of the 30 days’ notice and accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this Section 1.5.2 being referred to herein as “Voluntary” termination); or

1.5.3 Termination For Cause. Immediately following notice of termination for Cause (as defined in the Whale Shark Media, Inc. 2007 Stock Plan, as amended) given by the Company.

1.5.4 Termination Without Cause. Notwithstanding any other provisions contained herein, including, but not limited to Section 1.3 above, the Company may terminate Executive’s employment immediately following notice of termination without Cause given by the Company (termination pursuant to this Section 1.5.4 being referred to herein as termination “Without Cause”).

1.5.5 Resignation for Good Reason. Thirty days following Executive’s written notice to the Company of Executive’s intent to resign for Good Reason (as defined herein), provided that Company has not remedied the breach identified by Executive within this thirty day notice period, and provided further that Executive has provided Company written notice of Executive’s intent to resign for Good Reason within sixty days of the occurrence of the event providing “Good Reason” to resign. For purposes of this Agreement, “Good Reason” shall mean Executive’s resignation in connection with a Change in Control following (i) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, other than where Executive is asked to assume substantially similar duties and responsibilities in a larger entity after such Change in Control; (ii) a reduction in the Executive’s level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs as established from time to time) by more than 10%; (iii) a relocation of the Executive’s place of employment by more than 20 miles from the Company’s current offices; or (iv) the liquidation or complete dissolution of the Company; provided, however, that upon the occurrence of any event described in (i), (ii) or (iii) hereof shall constitute a Resignation for Good Reason, if and only if such change, reduction or relocation is effected without Executive’s consent.

1.5.6 Other Remedies. Termination pursuant to Section 1.5.3 above shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

1.6 Severance and Termination.

1.6.1 Voluntary Termination, Termination for Cause, Termination for Death or Disability. In the case of a termination of Executive’s employment hereunder for Death or Disability in accordance with Section 1.5.1 above, or Executive’s Voluntary termination of employment hereunder in accordance with Section 1.5.2 above, or a termination of Executive’s employment hereunder for Cause in accordance with Section 1.5.3 above, (i) Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid, vested benefits under any employee benefit plan, and any unreimbursed expenses pursuant to Section 1.4.3 hereof incurred by Executive as of the Termination Date, and (ii) the Company’s other obligations under this Agreement shall immediately cease.

1.6.2 Termination Without Cause – Not In Connection with A Change in Control. Subject to the provisions set forth in this Agreement, in the case of a termination of Executive’s employment hereunder Without Cause in accordance with Section 1.5.4 above, the Company shall pay Executive the following severance package (“Severance Package”): (i) an amount equivalent to six months of Executive’s then Base Salary, subject to the tax withholding specified in Section 1.4.1 above, payable as set forth herein (“Severance Payment”), and (ii) to the extent Executive participates in any medical, prescription drug, dental, vision and any other “group health plan” of the Company immediately prior to Executive’s Termination Date, the Company shall pay to Executive in a lump sum a fully taxable cash payment in an amount equal to six times the monthly premium cost to Executive of continued coverage for Executive (and for Executive’s spouse or domestic partner and dependents to the extent participating in such plans immediately prior to the Termination Date) that would be incurred for continuation coverage under such plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1986, as amended, less applicable tax withholding, payable on the first payday following the 30th day after Executive’s termination date. Executive may, but is not obligated to, use such payment toward the cost of continuation coverage premiums. The Company’s obligation to provide Executive with the Severance Package is contingent upon Executive’s execution of a general release of claims satisfactory to the Company, with such release becoming effective on or before 30 days following Executive’s termination date (“Severance Condition”). Payment of the Severance Payment will commence on the first payday following the 30th day after Executive’s termination date and continue over a six month period in equal installments, with payments made on Company’s regular paydays. Such release will not affect Executive’s continuing obligations to the Company under the Proprietary Information and Inventions Agreement. The Company’s obligation to pay and Executive’s right to receive the Severance Package set forth herein shall cease in the event of Executive’s material breach of any of her obligations under this Agreement or the Proprietary Information and Inventions Agreement.

1.6.3 Termination Without Cause or Resignation for Good Reason – In Connection with a Change in Control. Subject to the provisions set forth in this Agreement, in the case of a termination of Executive’s employment hereunder Without Cause in accordance with Section 1.5.4 above or the resignation of Executive’s employment hereunder for Good Reason in accordance with Section 1.5.5 above, in each case, sixty days prior to or within twelve months after a Change in Control, the Company shall provide the following severance package (“CIC Severance Package”): (i) Company shall pay Executive an amount equivalent to six months of Executive’s then Base Salary plus fifty percent of Executive’s Bonus Base, subject to the tax withholding specified in Sections 1.4.1 and 1.4.2 above, payable as set forth herein (“CIC Severance Payment”); (ii) to the extent Executive participates in any medical, prescription drug, dental, vision and any other “group health plan” of the Company immediately prior to the Termination Date, the Company shall pay to Executive in a lump sum a fully taxable cash payment in an amount equal to six times the monthly premium cost to Executive of continued coverage for Executive (and for Executive’s spouse or domestic partner and dependents to the extent participating in such plans immediately prior to the Termination Date) that would be incurred for continuation coverage under such plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1986, as amended, less applicable tax withholding payable on the first payday following the 30th day after Executive’s termination date (Executive may, but is not obligated to, use such payment toward the cost of continuation coverage premiums); and (iii) one-hundred percent of any unvested shares subject to any equity grants issued to Executive by Company shall accelerate and vest and become exercisable in full. Company’s obligation to provide Executive with the CIC Severance Package is contingent upon Executive’s execution of a general release of claims satisfactory to the Company, with such release becoming effective on or before 30 days following Executive’s termination date. Payment of the CIC Severance Payment will commence on the first payday following the 30th day after Executive’s termination date and continue over a twelve month period in equal installments, with payments made on Company’s regular paydays. Such release will not affect Executive’s continuing obligations to the Company under the Proprietary Information and Inventions Agreement. The Company’s obligation to pay and Executive’s right to receive the CIC Severance Package set forth herein shall cease in the event of Executive’s material breach of any of her obligations under this Agreement or the Proprietary Information and Inventions Agreement.

1.7 Application of Section 409A.

1.7.1 All references in this Agreement, however phrased, to the termination of Executive shall mean, and be deemed to occur where there has been, a “separation from service” within the meaning of the Section 409A Regulations under the Internal Revenue Code with respect to payment of amounts that are deemed deferred compensation subject to the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service, and all such amounts that would, but for this sentence, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

1.7.2 Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

1.7.3 Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made the earliest of (i) the date called for under Company’s applicable policies, (ii) the time provided by this Agreement, and (iii) the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

1.7.4 For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

2.	PROTECTION OF COMPANY’S PROPRIETARY INFORMATION AND INVENTIONS.

Executive is currently a party to the Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by this reference. The Proprietary Information and Inventions Agreement survives the execution and termination of this Agreement and/or the termination of Executive’s employment with the Company.

3.	REPRESENTATIONS AND WARRANTIES BY EXECUTIVE

Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against her in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by her execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect her ability to perform her obligations under this Agreement or the business reputation of the Company. Executive has not entered into, and agrees that she will not enter into, any agreement either written or oral in conflict herewith.

4.	MISCELLANEOUS

4.1 Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses:

If to the Executive, to the last known home address that Executive has on file with Human Resources.

If to the Company, to:

WhaleShark Media, Inc.

301 Congress Avenue, Suite 700

Austin, Texas 78701

Attn: General Counsel

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 4.1, be deemed given upon delivery, and (ii) if delivered by mail or overnight courier in the manner described above to the address as provided in this Section 4.1, be deemed given upon receipt. Any party from time to time may change its address or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

4.2 Entire Agreement. This Agreement, and the attached exhibits, supersede all prior discussions and agreements among the parties with respect to the subject matter hereof, and contain the sole and entire agreement between the parties hereto with respect thereto.

4.3 Survival. The respective rights and obligations of the parties that require performance following expiration or termination of this Agreement, including but not limited to Sections 1.6.2, 1.6.3, 2, and 4, shall survive the expiration or termination of this Agreement, the Employment Term and/or the Executive’s employment with the Company.

4.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

4.5 Amendment. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

4.6 Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s reasonable costs and attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

4.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company’s successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

4.8 No Assignment; Binding Effect. This Agreement shall inure to the benefit of any successors or assigns of the Company. Executive shall not be entitled to assign her obligations under this Agreement.

4.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

4.10 Severability. The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

4.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

4.12 Arbitration. In the event of any dispute or claim relating to or arising out of Executive’s employment relationship with Company, this Agreement, or the termination of Executive’s employment with Company for any reason, Executive and Company agree that all disputes shall be fully resolved by confidential, binding arbitration conducted by a single neutral arbitrator in Austin, Texas through the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules then in effect, which are available online at the AAA’s website at www.adr.org or by requesting a copy from the Human Resources Department. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. To the fullest extent permitted by applicable law, by signing this Agreement, Executive and Company both waive the right to have any disputes or claims tried before a judge or jury. Executive and Company further agree that Company shall have the right to forgo arbitration and seek injunctive relief from the courts if Executive breach the Proprietary Information and Inventions Agreement. The mutual promise by Company and Executive to arbitrate any and all disputes between them, rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

4.13 Indemnification. Executive will be covered under Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by Company’s bylaws, certificate of incorporation and standard form of indemnification agreement, with such insurance coverage and indemnification to be in accordance with Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer.

4.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first written above.

“COMPANY”

WHALESHARK MEDIA, INC.

By:	/s/ G. Cotter Cunningham
Name:	G. Cotter Cunningham
Title:	President and Chief Executive Officer

“EXECUTIVE”

JILLIAN BALIS

/s/ Jillian Balis
Executive’s Signature

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT